Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH 2,500,000

SHARES OF COMMON STOCK OF

BENEFIT STREET PARTNERS REALTY TRUST, INC.

AT $10.02 PER SHARE

by: COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP (the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON NOVEMBER 30, 2020, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire 2,500,000 shares of common stock, par value $0.01 per share (the “Shares”), in BENEFIT STREET PARTNERS REALTY TRUST, INC. (the “Corporation”). The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase 2,500,000 Shares at a purchase price equal to $10.02 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in this document (the “Offer to Purchase”) and in the related Assignment Form as each may be supplemented or amended from time to time (which together constitute the “Offer”). Any distributions paid or reinvested pursuant to the Corporation’s dividend reinvestment plan after November 30, 2020, or such other date to which this Offer may be extended (the “Expiration Date”), by the terms of the Offer and as set forth in the Assignment Form, would be assigned by tendering Shareholders to the Purchaser. Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after October 23, 2020 (the “Offer Date”).

The Corporation reported 16,223 holders of record owning an aggregate of 44,385,162 shares of common stock outstanding as of February 28, 2020, and reported 44,339,023 shares of its common stock outstanding as of July 31, 2020, according to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (the “Second Quarter Form 10-Q”), respectively. The Purchaser and its affiliates currently own 217,835 shares of the Corporation’s common stock, or approximately 0.5% of the common stock outstanding as of July 31, 2020. The 2,500,000 Shares subject to the Offer constitute approximately 5.6% of the outstanding shares of common stock of the Corporation as of July 31, 2020. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $25,050,000 in aggregate purchase price, which the Purchaser intends to fund out of its existing capital and assets.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•	Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Corporation from property operations or dispositions (including as a result of any long-term strategic alternatives the Corporation may be considering), and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•	The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $10.02 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. There is no public market for the Shares, and neither the Shareholders nor the Purchaser have any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, the Corporation established an estimated net asset value per Share (the “Estimated Per Share NAV”) of $18.57 on November 12, 2019, representing the Corporation’s Estimated Per Share NAV as of as of September 30, 2019 (Second Quarter Form 10-Q). However, the Corporation has disclosed that the Estimated Per Share NAV does not reflect the significant adverse impact related to the COVID-19 pandemic, and that Shareholders should not rely on the Estimated Per Share NAV in making a decision to buy or sell Shares. The Corporation expects to announce an updated Estimated Per Share NAV in November 2020, during the period in which this Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below. For the period between July 1, 2020 and October 9, 2020, CTT Auctions reported secondary market trading prices ranging from $9.50 to $10.61 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited. Further, the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offer and is not qualified to appraise real estate. Additionally, there can be no assurance as to the timing or amount of any future Corporation distributions, and there cannot be any assurance that the Purchaser’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•	Central Trade and Transfer, LLC, an affiliate of Orchard Securities, LLC, Member FINRA/SIPC (“CTT”), who will facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent, is independent of the Purchaser. However, CTT is also not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer. Further, neither CTT nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment. Also, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offer, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. See Section 15 – Miscellaneous for further details.

•	The Purchaser may accept only a portion of the Shares tendered by a Shareholder if a total of more than 2,500,000 Shares are tendered.

•	THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 2,500,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 2,500,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 12 – Conditions of the Offer below and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(d)(1) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

October 23, 2020

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Assignment Form in accordance with the instructions in the Assignment Form and mail, deliver or telecopy the Assignment Form and any other required documents to the Purchaser at the address or facsimile number set forth below.

365 S. Garden Grove Lane, Suite 100

Pleasant Grove, Utah 84062

Telephone: 1-800-327-9990

Facsimile: 626-283-5370

E-Mail Address: offer@cttauctions.com

Attn: Comrit Investments 1, LP

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to CTT at 1-800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer.

___________________________

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

___________________________

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (“EDGAR”) system at its internet web site at www.sec.gov.

The Purchaser and Comrit Investments Ltd., the general partner of Purchaser, have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected using the Commission’s EDGAR system.

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 2,500,000 Shares for $10.02 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this Summary is not complete, and the Purchaser urges you to carefully read the pages following the Summary and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made by: Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. The Purchaser is a real estate investment fund. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser and is identified as a co-bidder with the Purchaser on the Tender Offer Statement on Schedule TO Filed with the Commission in connection with the Offer. The Purchaser is not affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

The Purchaser is seeking to purchase up to 2,500,000 Shares of common stock in the Corporation.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Purchaser is offering to pay $10.02 per Share, net to you in cash. Any distributions paid or reinvested pursuant to the Corporation’s dividend reinvestment plan after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchaser. If you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $25,050,000. The Purchaser currently has sufficient funded capital to fund all of its commitments under this Offer and any other ongoing tender offers the Purchaser is currently conducting.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate resources and no intention to take control of the Corporation, the Purchaser does not believe that additional information concerning the Purchaser’s financial condition is relevant to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Eastern Time, on November 30, 2020, to decide whether to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 2,500,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,500,000, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,500,000 Shares are so tendered and not withdrawn, the Purchaser will accept for payment and pay for 2,500,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – Acceptance for Payment and Payment for Shares; Proration and Section 4 – Withdrawal Rights below.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in the Purchaser’s discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Purchaser extends the Offer, it will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. Any public announcement of the extension will be made publicly available on the Commission’s website using the EDGAR database, or you can check CTT’s website at www.cttauctions.com/offerdisclosures to see if the Offer has been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer. However, the Purchaser may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, the Purchaser is not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Corporation or its business. Please see the discussion in Section 12 – Conditions of the Offer below for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes related to the Offer that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. See Section 15 – Miscellaneous for further details.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the expiration of the Offer and the Purchaser’s acceptance of the Shares you tender, the Purchaser will pay you upon confirmation that the Shares have been transferred to the Purchaser. The Purchaser intends to pay for all validly tendered Shares within three business days following the completion of the Offer, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control. See Section 2 – Acceptance for Payment and Payment for Shares; Proration for further details.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Assignment Form to the Purchaser at: 365 S. Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, Attn: Comrit Investments 1, LP (Telephone: 801-553-1031; Facsimile Transmission: 626-283-5370; Email: offer@cttauctions.com), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to 11:59 p.m. Eastern Time on November 30, 2020.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver to CTT a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Assignment Form tendering the Shares, prior to the Expiration Date.

WHAT DOES THE CORPORATION THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Corporation. The Corporation may be expected to respond with the Corporation’s position on this Offer within two weeks from the date hereof.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

Yes. The Corporation reported 16,223 holders of its outstanding common stock as of February 28, 2020. It is not possible for this Offer to reduce the number of shareholders below 300 (the point at which a company may cease to be public).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

Shares held by non-tendering Shareholders will not be affected by the completion of the Offer.

WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchaser has any accurate means for determining the actual present value of the Shares. According to the Corporation, “No established trading market for our shares currently exists, and as a result, it will be difficult for you to sell our shares” (2019 Form 10-K). While the Corporation has an operating share repurchase program (“SRP”), repurchases are made only on a semiannual basis and repurchases for any fiscal semester are limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding during the previous fiscal year. Additionally, the per Share repurchase price under the SRP is limited to the lesser of (i) the most recent Estimated Per Share NAV and (ii) the most recent book value as determined in accordance with GAAP, multiplied by a percentage determined by the period of time during which the Shareholder has held its Shares.

Although there can be no certainty as to the actual present value of the Shares, the Corporation established its Estimated Per Share NAV of $18.57 on November 12, 2019, representing the Corporation’s Estimated Per Share NAV as of as of September 30, 2019 (Second Quarter Form 10-Q). However, the Corporation has disclosed that the Estimated Per Share NAV does not reflect the significant adverse impact related to the COVID-19 pandemic, and that Shareholders should not rely on the Estimated Per Share NAV in making a decision to buy or sell Shares. Additionally, the Corporation disclosed a GAAP book value per Share (“Book Value”) of $16.97 as of June 30, 2020 (Second Quarter Form 10-Q). While the Corporation has not expressly disavowed the Book Value, the Corporation also disclosed that it conducted private placement issuances of its common and preferred stock in January and February 2020 (which the Purchaser notes was prior to the globalization of the COVID-19 pandemic) at an offering price of approximately $16.71 per Share (Second Quarter Form 10-Q). The Corporation expects to announce an updated Estimated Per Share NAV in November 2020, during the period in which this Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Exchange Act for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below.

For the period between July 1, 2020 and October 9, 2020, CTT Auctions reported secondary market trading prices ranging from $9.50 to $10.61 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited. Further, the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offer and is not qualified to appraise real estate. Accordingly, there can be no assurance that the Purchaser’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by Shareholders for the Shares may not vary substantially from that estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call CTT, toll-free, at 800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer.

To the Shareholders of BENEFIT STREET PARTNERS REALTY TRUST, INC.:

INTRODUCTION

The Purchaser hereby offers to purchase 2,500,000 Shares at a purchase price of $10.02 per Share (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer. Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Purchaser will pay all such costs and all charges and expenses of CTT and its affiliates. For further information concerning the Purchaser, see Section 11 below and Schedule I hereto. The Purchaser is not affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 9 West 57th Street, Suite 4920, New York, New York 10019, and its phone number is (212) 588-6770.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $10.02 per Share. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the estimated value of the Corporation’s real estate assets; (iii) the costs to the Purchaser associated with acquiring the Shares; and (iv) the Purchaser’s objective to profit from the Offer.

Based on disclosure in the 2019 Form 10-K, no established trading market for the Shares currently exists. Additionally, repurchases under the SRP are made only on a semiannual basis and repurchases for any fiscal semester are limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding during the previous fiscal year, in addition to the per Share pricing limitations described above under “WHAT IS THE MARKET VALUE OF MY SHARES?”. The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares. As a result of such limited alternatives for Shareholders, the Purchaser may not need to offer as high a price for the Shares as it would otherwise. On the other hand, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser itself will have limited liquidity for the Shares upon consummation of the purchase. Please see the discussion of market prices above under “WHAT IS THE MARKET VALUE OF MY SHARES?”.

The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. Although there can be no certainty as to the actual present value of the Shares, the Corporation established its Estimated Per Share NAV of $18.57 on November 12, 2019, representing the Corporation’s Estimated Per Share NAV as of as of September 30, 2019 (Second Quarter Form 10-Q). However, the Corporation has disclosed that the Estimated Per Share NAV does not reflect the significant adverse impact related to the COVID-19 pandemic, and that Shareholders should not rely on the Estimated Per Share NAV in making a decision to buy or sell Shares. Additionally, the Corporation disclosed a Book Value of $16.97 as of June 30, 2020 (Second Quarter Form 10-Q). While the Corporation has not expressly disavowed the Book Value, the Corporation also disclosed that it conducted private placement issuances of its common and preferred stock in January and February 2020 (which the Purchaser notes was prior to the globalization of the COVID-19 pandemic) at an offering price of approximately $16.71 per Share (Second Quarter Form 10-Q). The Corporation expects to announce an updated Estimated Per Share NAV in November 2020, during the period in which this Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Exchange Act for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below. For the period between July 1, 2020 and October 9, 2020, CTT Auctions reported secondary market trading prices ranging from $9.50 to $10.61 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited.

In establishing the Offer Price of $10.02 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing Shares pursuant to this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional shares of common stock include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Commission. Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 2,500,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,500,000, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,500,000 Shares are so tendered and not withdrawn, the Purchaser will accept for payment, and pay for, 2,500,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – Acceptance for Payment and Payment for Shares; Proration and Section 4 – Withdrawal Rights.

The Purchaser will pay certain fees and expenses to its affiliates, and to CTT and CTT’s affiliates, for certain services provided in connection with the Offer. For more information about these fees and expenses, see Section 14 – Fees and Expenses.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Shareholders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 – Withdrawal Rights of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on November 30, 2020, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Offer is conditioned on satisfaction of certain conditions. See Section 12 – Conditions of the Offer, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control, the Purchaser intends to pay for all validly tendered Shares within three business days following the completion of the Offer, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration. See Section 2 – Acceptance for Payment and Payment for Shares; Proration for further details.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein. Further, by tendering your Shares, you are agreeing to arbitrate any disputes related to the Offer that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any party’s compliance with, or any of your rights under, the federal securities laws or any rule or regulation promulgated thereunder. See Section 15 – Miscellaneous for further details.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser intends to accept for payment, and pay for, Shares validly tendered and not withdrawn in accordance with Section 4 – Withdrawal Rights, within three business days following the completion of the Offer, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control. Specifically, the Purchaser will mail checks to Shareholders within three business days from the time it receives confirmation from the Corporation’s transfer agent that the Shares have been recorded as transferred to the Purchaser in connection with the Offer. While the actions of the Corporation’s transfer agent are outside the Purchaser’s control, the Purchaser expects that the transfer agent will provide such confirmation following Comrit’s and CTT’s collection and delivery of validly tendered Assignment Forms after attachment of Medallion signatures and matching of tenders to validly delivered signatures by Shareholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by CTT of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form. The Purchaser desires to purchase up to 2,500,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,500,000, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 2,500,000 Shares are so tendered and not withdrawn, the Purchaser will accept for payment and pay for 2,500,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration promptly following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined, but will pay for Shares tendered promptly following the Expiration Date.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to CTT of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with CTT, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment. If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 12 – Conditions of the Offer, CTT may instruct the Corporation’s transfer agent to retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4 – Withdrawal Rights. If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment Form (a copy of which is included with this Offer to Purchase and available at www.cttauctions.com/offerdisclosures) with any other documents required by the Assignment Form must be received by CTT at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder. In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on November 30, 2020, or such date to which the Offer may be extended. The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by CTT.

Other Requirements. By executing an Assignment Form as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder’s proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing an Assignment Form, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive distributions from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those distributions paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Assignment Form and the Instructions thereto) will be final and binding. Neither the Purchaser, CTT, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act (“Rule 14e-4”) and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Assignment Form).

Section 4. Withdrawal Rights. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In addition, tenders of Shares not accepted for payment may be withdrawn at any time after December 22, 2020, the date that is sixty (60) days from the date of this Offer to Purchase. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by CTT at the address or the facsimile number set forth in the attached Assignment Form. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed. If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by CTT on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4 – Withdrawal Rights, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. Neither the Purchaser, nor CTT, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 – Procedures for Tendering Shares at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to CTT, (ii) upon the occurrence of any of the conditions specified in Section 12 – Conditions of the Offer, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to CTT, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both) by giving oral or written notice of such amendment to CTT prior to the Expiration Date. Any extension, termination, or amendment will be followed promptly by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d)(1) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(d)(1) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, CTT may instruct the Corporation’s transfer agent to retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 – Withdrawal Rights (generally, if notice of withdrawal is given to CTT prior to the Expiration Date). However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until it receives confirmation from the Corporation or its transfer agent that the Shares have been transferred to the Purchaser.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d)(1) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten-business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases the Purchaser will mail you supplemental materials.

Section 6. Material U.S. Federal Income Tax Consequences. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable non-U.S., state, local or other tax laws other than U.S. federal income tax laws. Certain Shareholders (including trusts, non-U.S. persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT WITH SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND U.S. FEDERAL, NON-U.S., STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments. The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale. A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s Articles of Incorporation restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchaser. The Corporation holds annual meetings to elect directors and conduct other business. Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation, such as the sale of the properties and dissolution of the Corporation. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

Section 8. Future Plans. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 2,500,000 Shares. If the Purchaser acquires fewer than 2,500,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 2,500,000 Shares in this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

Section 9. The Business of the Corporation. For information about the Corporation, please refer to the 2019 Form 10-K, the Corporation’s Quarterly Reports on Form 10-Q and any other materials filed by the Corporation with the Commission or sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov.

Section 10. Certain Information Concerning the Purchaser. The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities, particularly real estate-based securities. The principal business address of the Purchaser is 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The Purchaser has made a binding commitment to contribute and has available sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company. The Purchaser has invested approximately $250 million in non-traded real estate investment trusts in the United States. The Purchaser has aggregate assets that are more than sufficient to fund its obligation to purchase Shares in this Offer and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser (including the persons listed on Schedule I), on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 11. Source of Funds. The Purchaser expects that approximately $25,050,000 would be required to purchase 2,500,000 Shares, if tendered, and an additional $700,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing capital and assets. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 12. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of this Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Corporation, in the reasonable judgment of the Purchaser;

(b) there shall be: (i) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (ii) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent (50%) of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent (2%) or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part upon the Purchaser’s becoming aware of any of the foregoing conditions in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if the Purchaser waives a certain condition for one tendering Shareholder, the Purchaser will waive that condition for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 15 – Miscellaneous.

Section 13. Certain Legal Matters.

General. Except as set forth in this Section 13 – Certain Legal Matters, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions set forth in Section 12 – Conditions of the Offer, the satisfaction of which may be contingent on, among other things, the legal matters discussed in this Section 13 – Certain Legal Matters.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 14. Fees and Expenses. The Purchaser has retained CTT to facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent. As compensation for such services, the Purchaser will pay CTT a fee in the amount of 2% of the aggregate purchase price, plus reimbursement for out-of-pocket expenses, as well as a $5,000 administrative fee. This payment should not be deemed to imply an endorsement by CTT of the Offer. In addition, in the event a Shareholder has a relationship with an independent representative of CTT, that relationship is separate and apart from the Offer and any action on the part of a Shareholder is his or her own decision. CTT is not promoting or endorsing the Offer in any way and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offer. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Additionally, the purchaser will pay Independent Financial Group, LLC (“IFG”), member FINRA and SIPC, 5% of the aggregate purchase price in connection with the Offer. Of this amount, IFG will pay Ittai Dvir and Shimshon Plotkin, in their capacities as registered representatives of IFG, 4.5% of the aggregate purchase price for services related to the Offer. These payments should not be deemed to imply an endorsement by IFG, Ittai Dvir or Shimshon Plotkin of the Offer. In addition, in the event a Shareholder has a relationship with any of Ittai Dvir, Shimshon Plotkin or an independent representative of IFG, that relationship is separate and apart from the Offer and any action or decision on the part of a Shareholder as to whether or not to tender Shares in connection with the Offer. IFG, Ittai Dvir and Shimshon Plotkin are not promoting or endorsing the Offer in any way and do not owe any duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offer.

Section 15. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH U.S. STATE. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares in the Offer, you are agreeing to arbitrate any disputes related to the Offer that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any party’s compliance with, or any of your rights under, the federal securities laws or any rule or regulation promulgated thereunder. As further set forth in the Assignment Form, any dispute or claim arising out of or related to the Offer shall be resolved by binding arbitration in Denver, Colorado before a retired judge. The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“JAMS Rules”). In any arbitration arising out of the arbitration agreement contained in the Assignment Form, the prevailing party or parties (who may include tendering Shareholders who have successfully established loss causation) shall be entitled to recover all of their costs and expenses, including reasonable attorneys’ fees, arbitrator fees, expert witness fees and costs, JAMS fees and costs, and any fees and costs incurred in compelling arbitration. In making an award of attorneys’ fees, the arbitrator is not required to take into account any minimum level of expenditure on such fees or any minimum amount of Shares tendered by the plaintiff, if a Shareholder. Your agreement to arbitrate any such dispute or claim is subject to risks, including, but not limited to: the potential for increased costs of bringing a claim using arbitration under the JAMS Rules, which may exceed the costs of litigating in a court of competent jurisdiction; that the Purchaser may have greater financial resources than you to cover the costs of arbitration prior to the determination of the arbitrator’s final decision or award; limited access to information and lack of familiarity with the JAMS Rules when compared to the Purchaser; and the risk that you will be discouraged, limited or precluded from litigating your claim or dispute in a judicial forum you find favorable. Further, although federal law favors enforcement of valid arbitration agreements, such agreements may be revoked or held to be unenforceable on the same grounds as those of other contracts, including unconscionability. Therefore, your agreement to arbitrate may be challenged in a court of competent jurisdiction and it is uncertain whether such a court would enforce the arbitration agreement in all circumstances. As further described in the Assignment Form, and subject to the possibility that a court may revoke or refuse to enforce an arbitrator’s decision or award, the arbitrator’s decision will be final and binding on all parties, and a judgment on any award may be entered in a court of competent jurisdiction. Additionally, while the arbitrator’s award shall not preclude any party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction, the arbitrator’s award may have the effect of limiting or precluding future claims related to the Offer, especially if such future claims relate to the same issue or issues of law and/or are deemed to have been finally and conclusively determined by the arbitrator.

SCHEDULE I

THE PURCHASER AND ITS PRINCIPALS

The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser (the “General Partner”). The names of the controlling persons and executive officers of the General Partner are set forth below.

Comrit Investments Ltd.

General

The General Partner was incorporated under the laws of the State of Israel on January 12, 2015 and registered as a foreign company in the Cayman Islands on January 29, 2015. Its principal office is located at 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The General Partner manages the business and affairs of the Purchaser. The General Partner has the authority to, and may, engage one or more firms to serve as custodian, broker-dealers, investment adviser and/or administrator for the Purchaser.

Management of the General Partner

The General Partner is not registered as an investment adviser under the Investment Advisers Act and is not registered as an investment portfolio manager under the Israeli Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 1995. The General Partner is a 100% owned subsidiary of I.B.I. Investment House Ltd (“I.B.I.”) and its directors are Mr. Iddo Kook and David Lubetzky. The principal of the Purchaser is Mr. Ziv Sapir (the “Principal”).

I.B.I.

I.B.I., an Israeli public company traded on the Tel Aviv Stock Exchange, has over 40 years of experience in the Israeli capital market. I.B.I. manages over NIS 40 billion in a wide range of financial services, including, but not limited to: mutual funds, provident funds, study funds and investment portfolios management, institutional brokerage services both for local and offshore markers, internet trading for private clients etc. I.B.I. also manages assets on behalf of institutional investors, corporations, non-profit organizations, research funds and private clients. Backed by its research department, I.B.I. also owns one of the largest underwriting companies in Israel.

Iddo Kook

Mr. Kook is an experienced investment manager in the Israeli capital market with more than 20 years of experience. Mr. Kook is a licensed portfolio manager and currently serves as the joint CEO of I.B.I. Investment House Ltd. and chairman of the board of directors of Israel Brokerage & Investments, I.B.I. Ltd. and I.B.I. Provident Funds Ltd. Mr. Kook received a B.Sc in life science and an MBA from Tel Aviv University.

David Lubetzky

Mr. Lubetzky is the CEO of I.B.I. Amban Investment Management Ltd. in addition, Mr. Lubetzky serves as the chairman of the board of directors of I.B.I. Mutual Funds Management Ltd. and as a director for I.B.I. Investment House Ltd. Mr. Lubetzky received a B.A. in economics from Tel Aviv University and is a licensed portfolio manager.

Ziv Sapir

Mr. Sapir has more than 12 years of experience in capital markets. Before joining I.B.I. Investment House Ltd. in 2014, Mr. Sapir served as VP investment in Migdal Capital Markets Ltd., an Israeli investment house owned by one of the largest insurance companies in Israel, Migdal, establishing and operating the company's offshore investment desk. Mr. Sapir currently serves as the CEO of the General Partner and is also in charge of I.B.I.’s offshore investments and alternative investment funds. Mr. Sapir received a B.A. in Finance from the Interdisciplinary Center and an M.A in Law from Bar Ilan University and is a licensed portfolio manager.

The Investment Committee

The Purchaser has an Investment Committee composed of three members, which are currently Messrs. Kook, Lubetzky, and Sapir. The number of members in the Investment Committee and/or their identity may be amended from time to time by the General Partner in its sole discretion. The Investment Committee sets investment guidelines for the General Partner and Principal, to invest on behalf of the Purchaser within which, subject to the Purchaser’s investment objectives, the General Partner and the Principal shall have the right in their joint sole discretion to decide on behalf of the Purchaser whether and to what extent the Purchaser will participate in a particular investment.